EXHIBITS 5.1 and 23.2

                      [LETTERHEAD OF MINTMIRE & ASSOCIATES]



February 29,2000



Surgical Safety Products Inc.
2018 Oak Terrace
Sarasota, FL 34231

            Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

            We have acted as counsel to Surgical Safety Products Inc., a New York corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (Registration Number _______) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), registering initially an aggregate of 20,038,097 shares of the Company's Common Stock, par value $.001, 2,700,000 shares of which are currently issued and outstanding (the "Outstanding Shares") and held in escrow against conversion of all or part of the initial note payable to Thomson Kernaghan & Co., Ltd. ("TK") in the principal amount of $650,000, or against exercise of the initial warrants which are exercisable into 4,571,428 shares (the "Warrant Shares") and the balance of which are to be issued at such time as additional loans up to an aggregate of Five Million Dollars ($5,000,000) are made by TK to the Company, some of which shares are to be held in escrow against conversion of additional notes and against exercise of additional warrants (collectively the "Additional Offered Shares"), all of which are for resale by the Selling Shareholders (as defined in the Registration Statement).

            For purposes of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Incorporation and Bylaws, each as amended to date, resolutions adopted by the Company's Board of Directors and other agreements, instruments, documents and records relating to the Company and the issuance of the Outstanding Shares, Warrants Shares and Additional Offered Shares as we deemed appropriate. In all examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Company, the genuineness of signatures, the authenticity of the documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company. As to various questions of fact material to our opinion, we have relied on representations of officers of the Company.


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            We express no opinion concerning the laws of any jurisdictions other than the Business Corporation Laws of the State of New York and the Florida Business Corporation Act.

            On the basis of the foregoing, we are of the opinion that the Outstanding Shares have been validly issued and when released from escrow will be fully paid and non-assessable by the Company, the Warrant Shares, upon exercise of the warrants and payment thereof in accordance with the terms thereof, will be validly issued, fully paid and non-assessable by the Company and the Offered Shares when issued in accordance with the TK Loan Commitment (as defined in the Registration Statement), will be validly issued, and fully paid and non-assessable by the Company when released from escrow whether as a result of conversion of all or part of any outstanding note or upon exercise of the warrants and payment thereof in accordance with the terms thereof.

            We hereby consent to the reference of our firm under the caption "Legal Opinion" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under
Section 7 of the Act.

                                              Very truly yours,

                                              /s/ Mintmire & Associates
                                              Mintmire & Associates



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